Exhibit 99.1

PDL BIOPHARMA NAMES FAHEEM HASNAIN PRESIDENT AND CHIEF EXECUTIVE OFFICER

Facet Biotech selected as name for spin-off biotechnology company

REDWOOD CITY, Calif., September 25, 2008 — PDL BioPharma, Inc. (NASDAQ: PDLI) today announced that its board of directors has named Faheem Hasnain president and chief executive officer as well as a director of the company, effective October 1.  Following the company’s planned separation of its biotechnology and royalty operations, Mr. Hasnain will become the president and CEO of the spin-off company, which will be known as Facet Biotech Corporation.  Mr. Hasnain brings more than 20 years of biopharmaceutical leadership experience to the role.

“We are delighted to have Faheem join the company to guide our biotechnology operations,” said Brad Goodwin, chairman of PDL BioPharma’s board of directors. “Faheem’s impressive leadership abilities, as well as his deep experience in oncology-focused biologics, will help Facet Biotech deliver on its mission to discover and develop antibody therapeutics targeting oncology and immunologic disease.”

Mr. Hasnain served at Biogen Idec from 2004 to 2008, most recently as its executive vice president, Oncology/Rheumatology Strategic Business Unit.  From 2002 to 2004, Mr. Hasnain served as president, Oncology Therapeutics Network, at Bristol-Myers Squibb.  Previously, he served as vice president, Global eBusiness, at GlaxoSmithKline and in key commercial and entrepreneurial roles within GlaxoSmithKline and its predecessor organizations from 1988 to 2000, spanning global eBusiness, international commercial operations, sales and marketing. Mr. Hasnain serves as a member of the board of directors of Tercica, Inc., a publicly held biopharmaceutical company. Mr. Hasnain received a B.H.K and B.ed. from the University of Windsor, Ontario, Canada.

PDL also has a search ongoing for a CEO to lead the royalty focused entity, which will retain the PDL BioPharma name, subsequent to the planned spin-off transaction.

About PDL BioPharma

PDL BioPharma, Inc. is a biotechnology company focused on the discovery and development of novel antibodies in oncology and immunologic diseases. For more information, please visit www.pdl.com.

Contacts:

Kathleen Rinehart

Corporate Communications

(650)454-2543

kathleen.rinehart@pdl.com

Jean Suzuki

Investor Relations

(650) 454-2648

jean.suzuki@pdl.com